Exhibit 3.2.1.1

CERTIFICATE OF AMENDMENT OF

THE CERTIFICATE OF INCORPORATION OF

NAVIOS MARITIME FINANCE (US) INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Navios Maritime Finance (US) Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

(1)	ARTICLE THIRD of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

“THIRD: The purpose of the Corporation is to serve as the co-issuer of certain First Priority Ship Mortgage Notes due 2017 to be issued by Navios Maritime Holdings Inc. and the Corporation.”

(2)	This Certificate of Amendment has been duly adopted by the Board of Directors of the Corporation acting in accordance with the provisions of Sections 242 and 141 of the DGCL, and further adopted by the sole stockholder of the Corporation in accordance with Sections 242 and 228 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 21st day of June, 2012.

NAVIOS MARITIME FINANCE (US) INC.

By:	/s/ Vasiliki Papefthymiou
Name:	Vasiliki Papefthymiou
Title:	President